Exhibit 99.1

GoodVision AI Joins NVIDIA Connect to Advance AI Inference at Scale

REDWOOD CITY, Calif.—(BUSINESS WIRE)—Jul 8, 2026— GoodVision AI Inc. (GoodVision AI), a company building the global compute architecture for AI inference, today announced it has joined NVIDIA Connect. The program gives solution providers and service companies access to NVIDIA compute platforms, software, and technical resources. GoodVision AI will use that access to sharpen its work in three places: inference performance, AI Factory deployment, and the routing algorithms at the center of its platform.

GoodVision AI runs AI inference at scale through three connected parts: cloud services, a real-time Smart Routing Engine, and a global network of purpose-built, immersion-cooled AI Factories. Together they give enterprise customers a faster, more controllable, and more cost-efficient way to run AI in production.

The Smart Routing Engine is the core of that system and the main focus of the NVIDIA Connect collaboration. For every inference request, it weighs four things in milliseconds: the model the job actually needs, how sensitive the data is, the cost ceiling, and the latency target. It then routes the request to the right model version and the right compute, wherever that compute lives.

The effect is that companies stop paying frontier-model prices for work a smaller model can handle. In GoodVision AI’s own deployments, the Smart Routing Engine has cut AI inference costs by roughly 60 percent, reduced network latency by about 50 percent, and improved gross margin on the related business by around 50 percent.

Through NVIDIA Connect, GoodVision AI gains earlier access to NVIDIA GPU platforms and AI software. The company will use it to tune inference workloads, speed up AI Factory deployment, and keep improving how the Smart Routing Engine allocates compute across models and locations.

“Most companies are paying for far more compute than their AI actually needs. The Smart Routing Engine sends each request to the right model and the right hardware, which is how we cut inference costs by about 60 percent and latency by about half. Being part of NVIDIA Connect puts us closer to the compute and software that let us push those numbers further,” said David Wang, CEO of GoodVision AI.

About GoodVision AI

GoodVision AI is building the global compute architecture for AI inference. Its platform pairs a real-time Smart Routing Engine with a network of purpose-built AI Factories to run AI efficiently at scale. The company is led by CEO David Wang. Learn more at goodvision.ai.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the proposed business combination between GoodVision AI Inc. (“GoodVision AI”) and Calisa Acquisition Corp. (“ALIS”), the expected benefits and timing of the transaction, GoodVision AI’s future business, operations, growth strategy, market opportunities, financial performance, and other expectations.

These forward-looking statements are based on current expectations and assumptions and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied. Such risks include, among others, the possibility that the proposed business combination may not be completed or may be delayed, failure to satisfy closing conditions or obtain required approvals, changes in market or economic conditions, the ability of the combined company to execute its business strategy, maintain customer and supplier relationships, meet stock exchange listing requirements, and other risks described in ALIS’ filings with the U.S. Securities and Exchange Commission (“SEC”), including the Registration Statement on Form S-4 to be filed in connection with the proposed transaction.

Forward-looking statements speak only as of the date of this press release. Neither GoodVision AI nor ALIS undertakes any obligation to update or revise any forward-looking statements, except as required by applicable law.

Additional Information and Where to Find It

In connection with the proposed business combination, ALIS intends to file with the SEC a Registration Statement on Form S-4, which will include a proxy statement/prospectus. Investors and securityholders are urged to read the Registration Statement, the proxy statement/prospectus, and other relevant documents filed with the SEC when they become available, as they will contain important information about the proposed transaction. These documents will be available free of charge at the SEC’s website at www.sec.gov.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any proxy, vote, or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under applicable securities laws.

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Press Contact

GoodVision AI

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